Exhibit 4.5

BRITISH TELECOMMUNICATIONS plc

as Issuer

and

Law Debenture Trust Company of New York

as Book-Entry Depositary

Amendment to Deposit Agreement

Dated as of June 19, 2012

Amendment to DEPOSIT AGREEMENT

This amendment to the deposit agreement dated as of December 12, 2000 (the “Deposit Agreement”) is made as of this 19 day of June, 2012 (the “Amendment Agreement”) by and between British Telecommunications plc, a public limited company organized and existing under the laws of England and Wales (the “Company”) and Law Debenture Trust Company of New York, as Book-Entry Depositary (the “Book-Entry Depositary”).

WHEREAS, Section 4.12 of the Deposit Agreement permits the Company and the Book-Entry Depositary to amend the Deposit Agreement in order, among other things, to modify, alter, amend or supplement the Deposit Agreement in any manner that is not adverse to the Depositary or the owners of Book-Entry Interests;

WHEREAS, under Section 4.13 of the Deposit Agreement the Book-Entry Depositary shall duly execute and delivery any amendment authorized pursuant to Section 4.12 of the Deposit Agreement if the amendment does not affect the rights, duties, liabilities or immunities of the Book-Entry Depositary;

WHEREAS, the Company seeks to appoint Law Debenture Trust Company of New York as custodian for Cede & Co. as nominee for the Depository Trust Company in relation to any Securities issued in registered form;

WHEREAS, the Company seeks to appoint a new agent for service of process under the Deposit Agreement;

NOW, THEREFORE, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Book-Entry Depositary agree as follows.

Section 1. Terms not defined herein have the meanings assigned to them in the Deposit Agreement.

Section 2. The term “Global Security” shall be defined to mean “a global security in bearer form or registered form, as the case may be, representing 100% of a series of Securities issued pursuant to the Indenture”.

Section 3. Section 2.01 of the Deposit Agreement shall be amended by adding the following to the end:

“Notwithstanding the foregoing, if a Global Security is in registered form, the Book-Entry Depositary will hold the Global Security in safe custody on behalf of Cede & Co. as nominee for the Depository Trust Company, and no Certificateless Depositary Interest will be issued in respect of such Global Security.”

Section 4. Section 4.08 of the Deposit Agreement shall be replaced in its entirety by the following:

“SECTION 4.08. Jurisdiction. By the execution and delivery of this Agreement, the Company (i) acknowledges that it has, by separate written instrument,

irrevocably designated and appointed BT Americas Inc., 620 Eighth Avenue, New York NY 10018, United States of America (FAO: Chief Counsel), as its authorized agent upon which process may be served in any suit or proceeding arising out of this Agreement that may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, and acknowledges that BT Americas Inc. has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding, and waives any objection which it may now or hereafter have to the laying of venue or any such proceeding or any claim of inconvenient forum and (iii) agrees that service of process upon BT Americas Inc. and written notice of said service to the Company (mailed or delivered to the Company’s General Counsel at the Company’s principal office) shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of BT Americas Inc. in full force and effect so long as this Agreement shall be in full force and effect. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution of otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by law.”

Section 5. This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument without regard to conflicts of laws principles thereof.

Section 6. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the day and year first above written.

BRITISH TELECOMMUNICATIONS plc

By:	/s/ Les Winnister

Authorized Signatory, Borrowing Panel of British Telecommunications plc

LAW DEBENTURE TRUST COMPANY OF NEW YORK

By:	/s/ James D. Heaney, Managing Director

Authorized Signatory